Exhibit 4.2

OneSmart International Education Group Limited - Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share capital US$50,000 divided into 50,000,000,000 shares comprising of

(i) 37,703,157,984 Class A Ordinary Shares of a par value of US$0.000001 each,

(ii) 2,296,842,016 Class B Ordinary Shares of a par value of US$0.000001 each, and

(iii) 10,000,000,000 shares of a par value of US$0.000001 each

THIS IS TO CERTIFY THAT

is the registered holder of

Shares in the above-named Company subject to the Memorandum and articles of association thereof.

EXECUTED for and on behalf of the Company on

DIRECTOR